PAULA S. MORELLI, CPA P.C.
21 MARTHA STREET
FREEPORT, NY 11520
(516) 378-4258

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTANT

To the Board of Directors
NT Mining Corporation

I consent to the inclusion in this Form 10 of my report relating to the consolidated financial statements of NT Mining Corporation.

Paula S. Morelli CPA
Paula S. Morelli CPA P.C.

Freeport, New York
April 15, 2009